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                                               Investor Relations (303) 691-4350
                                                              Investor@aimco.com
                                                                 Jennifer Martin
                                             Vice President - Investor Relations
                                                                  (303) 691-4440

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                CLARIFIES EFFECT OF SEC ACCOUNTING INTERPRETATION
                      ON REDEMPTION OF PREFERRED SECURITIES

DENVER, COLORADO, August 13, 2003

     Apartment Investment and Management Company (NYSE: AIV) ("Aimco") clarified discussion points made during the question and answer session of its second quarter earnings conference call, held last Thursday, August 7, 2003. In response to an inquiry about the impact of the SEC's July 31, 2003 interpretation of FASB-EITF Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock" on Aimco's previously announced preferred stock redemptions, Aimco indicated that the accounting change would not affect Aimco's expected Net Income. Under the SEC's interpretation, in connection with redemption of preferred securities, the issuance costs of the preferred securities must be treated like a preferred dividend and deducted from net income to arrive at Net Income Attributable to Common Stockholders. This change applies beginning with Aimco's third quarter 2003 reporting period and is required to be reflected retroactively in the financial statements of prior periods. Applying this treatment to Aimco's previously announced preferred stock redemptions will reduce Net Income Attributable to Common Stockholders, and therefore Earnings Per Share ("EPS"), Funds From Operations ("FFO") and Adjusted Funds From Operation ("AFFO").

     These issuance costs are non-cash charges in the current period and reflect issuance costs incurred in prior periods. The per share impact of this accounting change is expected to be a retroactive charge of $0.02 to the second quarter 2003 and a charge of $0.05 in the third quarter 2003. As a result, Aimco's projected EPS is revised to a range of $(0.08) to $(0.04) for the third quarter 2003 and a range of $0.39 to $0.48 for the full year 2003. Accordingly, Aimco's projected FFO per share is revised to a range of $0.86 to $0.90 for the third quarter 2003 and a range of $3.67 to $3.76 for the full year 2003. Please refer to the attached Revised Supplemental Schedule XIV (which updates the version that was included in the Supplemental Information to the Second Quarter 2003 Earnings release).

     Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,725 properties, including approximately 306,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco shares are included in the S&P 500.
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Apartment Investment and Management Company
August 13, 2003
Page 2

REVISED SUPPLEMENTAL SCHEDULE XIV
--------------------------------------------------------------------------------
OUTLOOK AND FORWARD LOOKING STATEMENT
THIRD QUARTER 2003 AND YTD 2003
(UNAUDITED)

The Outlook information provided on this Supplemental Schedule XIV contains information that is forward-looking, including, statements concerning projected third quarter and full year 2003 results. These forward-looking statements are based on current expectations, estimates, and projections about the markets and the industry in which Aimco operates as well as management's beliefs and assumptions. These forward-looking statements are also based on certain risks and uncertainties, including but not limited to Aimco's ability to maintain and improve upon current occupancy, rent levels and "same store" results and the economic environment in which Aimco operates. Actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors including, without limitation: national and local economic conditions; the general level of interest rates; the terms of governmental regulations that affect us and interpretations of those regulations; the competitive environment in which we operate; financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us. Readers should carefully review Aimco's financial statements and notes thereto, as well as the risk factors described in Aimco's Annual Report on Form 10-K for the year ended December 31, 2002 and the other documents Aimco files from time to time with the Securities and Exchange Commission.


                                               THIRD QUARTER         FULL YEAR
                                               --------------        -----------
GAAP Earnings per share(1)                     (0.08) - (0.04)       0.39 - 0.48
Add: Depreciation and other                              0.94               3.28
FFO per share                                   0.86  -  0.90        3.67 - 3.76
AFFO per share                                  0.68  -  0.72        2.84 - 2.93
2003 Same Store Operating Assumptions:
     Physical occupancy (average)                                             92%
     NOI change                                                   (8.5)% - (10.5)%
2003 Gross dispositions                                           $900MM - $1.0B


(1) EARNINGS PER SHARE DOES NOT INCLUDE AN ESTIMATE FOR GAIN/LOSS ON DISPOSITIONS GIVEN THE UNPREDICTABLE TIMING OF TRANSACTIONS.